Exhibit 99.1
Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

News
Release

Date:	Oct. 15, 2010
For Release:	Immediate
Contact:	Michael Burns (Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Provides Preliminary Third Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects third quarter 2010 as-reported earnings of approximately $2.61 per share and operational earnings of approximately $2.75 per share compared to as-reported results of $2.32 per share and operational results of $2.40 per share in third quarter 2009. Entergy also affirmed its previously issued earnings guidance ranges for 2010.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. The special items included in both third quarter 2009 and 2010 as-reported results are due to expenses associated with the previously planned spin-off of the non-utility nuclear business. Charges in 2010 also include costs in connection with the unwind of the business infrastructure created for Enexus Energy Corporation and EquaGen LLC announced in April.

The third quarter 2010 earnings improvement was driven by higher earnings at Utility and Parent & Other, which was partially offset by lower results at Entergy Nuclear. Third quarter 2010 earnings also reflected accretion from Entergy’s share repurchase programs.

Utility

The increase in Utility’s earnings in third quarter 2010 was due primarily to higher net revenue, which was partially offset by an increase in operation and maintenance expense. Higher Utility net revenue was driven by increased sales volumes across all customer classes, including the effect of significantly warmer-than-normal weather, as well as the effect of previous rate actions. In addition, Utility results reflected a reduction in depreciation expense, lower other income and a higher effective tax rate compared to the third quarter 2009.

Entergy Nuclear

The quarter-over-quarter decrease in operational earnings at Entergy Nuclear was driven by lower net revenue and higher operation and maintenance expense.  Decreased net revenue was attributable to lower generation due to additional planned and unplanned outage days, including 18 refueling days in September 2010 at the J.A. FitzPatrick plant. No refueling outages occurred at the non-utility nuclear plants in the same period last year. A lower effective tax rate at Entergy Nuclear in the current quarter provided a partial offset to these items.

Parent & Other

Parent & Other’s results improved during the quarter due primarily to lower income tax expense on Parent & Other activities.

Earnings Guidance

Entergy affirmed its earnings guidance ranges of $5.95 to $6.80 per share on an as-reported basis and $6.40 to $7.20 per share on an operational basis for 2010. As-reported earnings guidance, which was revised in April 2010, includes a special item for the potential charge in connection with the previously announced business unwind of the internal organizations created for Enexus and EquaGen as well as expenses for spin-off dis-synergies and outside services to pursue the spin-off.

           A teleconference will be held at 10 a.m. CT on Thursday, Oct. 21, 2010, to discuss Entergy’s third quarter 2010 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 5590047, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 5590047.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and more than 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in:  (i) Entergy’s Form 10-K for the year ended December 31, 2009, (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934, (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms, (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs, (d) nuclear operating and regulatory risks, and (e) legislative and regulatory actions, and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.